Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2009
Highlights:
•	EBITDA of $32.5 million for fourth quarter, up 28 percent over third quarter

•	EBITDA of $110.7 million for 2009, up 150 percent compared with 2008

•	Annual revenues increased 24 percent over prior year

•	Hobet surface mining permit received in January 2010
          ST. LOUIS, February 2 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended December 31, 2009. The Company reported revenues of $503.2 million, EBITDA of $32.5 million, net income of $10.9 million and diluted earnings per share of $0.12 for the 2009 fourth quarter. Net income and diluted earnings per share were reduced by a $20.2 million restructuring and impairment charge related to coal reserves and infrastructure.
          For the full-year 2009, the Company reported revenues of $2.0 billion, EBITDA of $110.7 million, net income of $127.2 million, and diluted earnings per share of $1.49. In 2008, Patriot reported revenues of $1.7 billion, EBITDA of $44.2 million, net income of $142.7 million and diluted earnings per share of $2.21. Accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008 totaled $66.1 million and $298.6 million, respectively, in the fourth quarter and 2009 year, and $279.4 million in 2008.
          “We posted our highest 2009 quarterly EBITDA in the fourth quarter, which represented a solid finish to a challenging year. And for the year we saw EBITDA increase 150 percent versus 2008. Our stronger operating performance, higher revenues and value-added commercial transactions all contributed to the improvements,” said Patriot Chief Executive Officer Richard M. Whiting. “Patriot enters the new year with a more seasoned team and more stable operations. As a result, we are positioned to manage near-term challenges and opportunities, and to prosper as coal markets improve.”
          “Both of our longwalls performed well this quarter. Federal had its best production quarter in 2009 and Panther had its best quarter since it became part of our portfolio,” said Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “We are seeing positive results from the upgrades in our operations earlier in the year, with new equipment, improved engineering and mine plans, and, most recently, the addition of a new Senior Vice President of Underground Mining to oversee our longwalls and other Appalachian underground operations.”
          Commenting on cost per ton for the quarter, Schroeder noted, “Our cost per ton this quarter decreased $3.84 compared with the third quarter, and was our lowest per-ton cost reported this year. The Appalachia segment led this improvement, with a greater than 8 percent cost per ton reduction in the quarter, driven primarily by higher production.”
          On January 6, 2010, the Company announced that the U.S. Army Corps of Engineers had finalized its evaluation process and issued the Hobet 45 permit under Section 404 of the Clean Water Act. The Hobet surface mine is part of the Company’s Corridor G mining complex in southern West Virginia. At full production capability, the complex produces nearly four million tons of thermal coal annually.
          “We are pleased that the Corps of Engineers granted the permit allowing us to continue mining activities at the Hobet mine. We appreciate the diligent efforts of the EPA and the Corps, and we are confident this permit will allow Patriot to continue providing coal for low-cost electricity generation in a manner that reduces any potential impact on the environment,” noted Whiting.
Financial Overview
          Sales in the fourth quarter included 6.7 million tons of thermal and 1.6 million tons of metallurgical coal, an increase from the 6.3 million and 1.5 million tons, respectively, sold in the 2009 third quarter.
          For the 2009 year, shipments of 32.8 million tons represented an increase of 4.3 million from the prior year, driven by the Magnum acquisition, partially offset by the impact of lower demand for thermal coal in 2009. Sales volume in the 2009 fourth quarter declined 1.1 million tons from the prior year, largely a result of rationalized production earlier in 2009.

          Revenues in the 2009 fourth quarter were $503.2 million, comparable with revenues of $506.2 million in the 2009 third quarter. Revenues for 2009 increased $390.7 million compared to 2008, primarily due to the inclusion of a full year of Magnum results, partially offset by lower thermal coal volume in 2009. Revenues in the 2009 fourth quarter were $37.9 million lower than the prior year amount, as a result of lower tons sold, partially offset by higher average selling prices.
          EBITDA in the 2009 fourth quarter was $32.5 million, compared with $25.4 million in the prior quarter. EBITDA of $110.7 million for 2009 increased 150 percent compared with $44.2 million for 2008. EBITDA was negative $11.8 million in the year-ago quarter. The substantial increase in EBITDA in 2009 resulted from improved performance at the Company’s longwall mines, the successful implementation of the Company’s Management Action Plan and the addition of Magnum.
          During the fourth quarter, Patriot recorded a $20.2 million restructuring and impairment charge. The charge includes a $12.9 million non-cash impairment related to certain infrastructure and thermal coal reserves near the Company’s Rocklick complex that were deemed uneconomical for utilization at this time. Additionally, $7.3 million of the restructuring charge related to the discontinued use of a beltline into the Rocklick preparation plant during the quarter. The restructuring charge represents the future lease payments and contract termination costs for the beltline that will be made without future economic benefit to the Company.
Credit and Capital
          As of December 31, 2009, Patriot had no borrowings on its revolving credit facility, and a cash balance of $27.1 million. Patriot had available liquidity of just under $200 million at December 31, 2009, almost $75 million higher than the previous year. Total debt was $206.0 million as of December 31, consisting mainly of the 3.25 percent convertible debt due in 2013.
          Capital expenditures totaled $24.1 million in the 2009 fourth quarter and $78.3 million for the 2009 year. The Company kept a sharp focus on capital expenditures in 2009, as it redeployed equipment to its most productive mines, while outfitting the Panther longwall with virtually all new or refurbished equipment.
Safety and Environmental Awards
          Maintaining a safe workplace and being a steward of the environment are important drivers of Patriot’s success. Patriot achieved a record safety incidence rate of 3.52 per 200,000 hours worked in 2009. This compares favorably with the national average industry rate for all coal mines of 4.00 per 200,000 hours worked and with the Company’s safety incidence rate of 3.75 in 2008.
          During the quarter, Patriot received the U.S. Department of Interior, Office of Surface Mining’s 2009 Silver Good Neighbor Award for Excellence in Surface Mining. The Company was awarded this honor for exemplary stewardship in restoring surface mining land located in Henderson County, Kentucky.
Market Overview
          “During the quarter, we continued to see the demand for metallurgical coal strengthen. Asian economies are recovering more rapidly, and are importing met coal at a robust pace. Idled steel mill capacity is being restarted around the globe. European and Brazilian markets are poised to expand further, while U.S. steel markets have stabilized,” continued Whiting. “With these improving markets, we recently increased sales of crossover met coal for delivery in 2010, primarily from the Panther mine. This was a key strategy in our acquisition of Magnum.”
          “The met market is extremely active with an upward trend in pricing,” commented Whiting. “We feel very comfortable with our position of unpriced met coal for 2010, especially since our unsold met coal primarily consists of tonnage in the second half of the year.”
          “On the thermal side, we are encouraged by the drawdown of coal inventory as the U.S. faced severely cold weather in December and January. Coal inventories held by eastern utilities, in fact, declined by 18 million tons in the last six weeks. This was the largest inventory decline in any six-week period in the last five years,” noted Whiting. “Moreover, the colder temperatures have also drawn down natural gas inventories from almost 16 percent above the five-year average in early December to less than 4 percent above the five-year average in late January.”
          “As we noted last quarter, we believe that thermal markets will likely come into balance in 2010 as U.S. industrial production continues to recover. Further, we believe Central Appalachia will be the first coal basin to come into balance, largely as a result of reduced coal supply. As a reminder, overall Central Appalachian coal production declined more than 13 percent in 2009, the largest decrease of any coal basin. With the recent higher coal burn, we are now more confident of improvement in thermal markets,” noted Whiting. “We have very manageable levels remaining of unpriced thermal coal for 2010, with less than 1.5 million tons available in Appalachia, the majority of which is in Central Appalachia, and approximately 0.5 million tons available in the Illinois Basin. As we move through 2010, we anticipate negotiation of thermal coal contracts in a strengthening market for deliveries in 2011 and beyond.”
Outlook
          For 2010, the Company currently anticipates sales volume in the range of 33.0 to 35.0 million tons. This includes metallurgical coal sales of at least 6.5 million tons, representing a meaningful increase over the 5.4 million tons sold in 2009. Additionally, this guidance incorporates the impact of moves at both longwalls in the first quarter of 2010 and extended moves mid-year as both longwalls relocate to new areas within the mines.
          Based on this expected volume, cost per ton is expected to be in the range of $53.00 to $57.00 for the Appalachia segment and $36.00 to $38.00 for the Illinois Basin segment. These estimated costs per ton compare favorably to $57.13 and $37.30 reported in 2009 for the Appalachia and Illinois Basin segments, respectively.
          “We are targeting higher metallurgical coal volumes in 2010 from existing operations as a result of the strengthening market,” noted Schroeder. “Although the average selling price per ton for 2010 deliveries did not change from the average reported last quarter, the majority of our met coal sales in recent weeks for deliveries in 2010 was crossover coal, sold at very good margins. More than half of our remaining unpriced met coal in 2010 consists of our highest-grade products. Based on current global market conditions, we believe these tons will be sold at prices substantially above the average of business already booked.”
          Average selling prices of currently priced tons for 2010 and 2011 are as follows:

(Tons in millions)	2010		2011
	Tons	Price per ton	Tons	Price per ton

Appalachia — thermal	17.6	$59	9.3	$50
Illinois Basin — thermal	7.3	$39	5.2	$38
Appalachia — met	4.5	$86	0.8	$87

Total	29.4		15.3

          Priced thermal business for 2011 includes 8.4 million tons related to legacy contracts priced significantly below the current market. Unpriced volumes and the resulting total sales volume will depend on the finalization of production plans, taking into account demand and pricing.
Conference Call
          Management will hold a conference call to discuss the fourth quarter results on February 2, 2010, at 10:00 a.m. Central Standard Time. The conference call can be accessed by dialing 800-230-1085, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-234-9960 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 144149.
About Patriot Coal
          Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
          Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission, regulation and treatment; coal mining laws and regulations; availability and costs of credit; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
# # # # #

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended December 31, 2009 and 2008 and September 30, 2009
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008

Tons sold	8,275	7,834	9,404

Revenues
Sales	$494,633	$493,147	$537,132
Other revenues	8,529	13,042	3,893

Total revenues	503,162	506,189	541,025

Costs and expenses
Operating costs and expenses	460,563	469,521	553,827
Depreciation, depletion and amortization	49,590	50,413	43,626
Reclamation and remediation obligation expense	11,848	9,206	7,534
Sales contract accretion	(66,056)	(93,988)	(142,014)
Restructuring and impairment charge	20,157	—	—
Selling and administrative expenses	13,214	11,272	13,297
Net gain on disposal or exchange of assets	(3,144)	(10)	17

Operating profit	16,990	59,775	64,738
Interest expense	9,722	10,656	8,152
Interest income	(3,600)	(3,723)	(6,774)

Net income	$10,868	$52,842	$63,360

Weighted average shares outstanding
Basic	90,322,074	90,277,301	77,382,195
Effect of dilutive securities	1,106,353	794,839	83,279

Diluted	91,428,427	91,072,140	77,465,474

Earnings per share, basic and diluted
Basic	$0.12	$0.59	$0.82
Diluted	$0.12	$0.58	$0.82

EBITDA	$32,529	$25,406	$(11,765)

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2009 and 2008
(In thousands, except share and per share data)

	Year Ended December 31,
	2009	2008
	(Unaudited)

Tons sold	32,836	28,520

Revenues
Sales	$1,995,667	$1,630,873
Other revenues	49,616	23,749

Total revenues	2,045,283	1,654,622

Costs and expenses
Operating costs and expenses	1,893,021	1,608,661
Depreciation, depletion and amortization	205,339	125,356
Reclamation and remediation obligation expense	35,116	19,260
Sales contract accretion	(298,572)	(279,402)
Restructuring and impairment charge	20,157	—
Selling and administrative expenses	48,732	38,607
Net gain on disposal or exchange of assets	(7,215)	(7,004)

Operating profit	148,705	149,144
Interest expense	38,108	23,648
Interest income	(16,646)	(17,232)

Net income	$127,243	$142,728

Weighted average shares outstanding
Basic	84,660,998	64,080,998
Effect of dilutive securities	763,504	544,913

Diluted	85,424,502	64,625,911

Earnings per share, basic and diluted
Basic	$1.50	$2.23
Diluted	$1.49	$2.21

EBITDA	$110,745	$44,238

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended December 31, 2009 and 2008 and September 30, 2009

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008

Tons Sold (In thousands)
Appalachia Mining Operations	6,589	6,124	7,386
Illinois Basin Mining Operations	1,686	1,710	2,018

Total	8,275	7,834	9,404

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$430,813	$427,230	$462,252
Illinois Basin Mining Operations	63,820	65,917	74,880
Appalachia Other	8,529	13,042	3,893

Total	$503,162	$506,189	$541,025

Revenues per Ton — Mining Operations
Appalachia	$65.38	$69.76	$62.58
Illinois Basin	37.85	38.55	37.11
Total	59.77	62.95	57.12

Operating Costs per Ton — Mining Operations (1)
Appalachia	$54.42	$59.22	$58.66
Illinois Basin	36.91	38.52	35.13
Total	50.86	54.70	53.62
Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$10.96	$10.54	$3.92
Illinois Basin	0.94	0.03	1.98
Total	8.91	8.25	3.50

	Dollars in thousands

Past Mining Obligation Expense	$38,656	$39,994	$35,049

Capital Expenditures (Excludes Acquisitions)	24,096	19,348	47,309

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, net sales contract accretion and restructuring and impairment charge. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Year Ended December 31, 2009 and 2008

	Year Ended December 31,
	2009	2008

Tons Sold (In thousands)
Appalachia Mining Operations	25,850	20,654
Illinois Basin Mining Operations	6,986	7,866

Total	32,836	28,520

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,726,588	$1,347,230
Illinois Basin Mining Operations	269,079	283,643
Appalachia Other	49,616	23,749

Total	$2,045,283	$1,654,622

Revenues per Ton — Mining Operations
Appalachia	$66.79	$65.23
Illinois Basin	38.52	36.06
Total	60.78	57.18

Operating Costs per Ton — Mining Operations (1)
Appalachia	$57.13	$57.91
Illinois Basin	37.30	34.39
Total	52.92	51.42

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$9.66	$7.32
Illinois Basin	1.22	1.67
Total	7.86	5.76

	Dollars in thousands

Past Mining Obligation Expense	$150,661	$110,308

Capital Expenditures (Excludes Acquisitions)	78,263	121,388

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, net sales contract accretion and restructuring and impairment charge. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
December 31, 2009 and 2008
(Dollars in thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents	$27,098	$2,872
Receivables	188,897	163,556
Inventories	81,188	80,953
Below market purchase contracts acquired	694	8,543
Other current assets	13,672	12,529

Total current assets	311,549	268,453
Net property, plant, equipment and mine development	3,161,254	3,160,676
Notes receivable	109,137	131,066
Investments and other assets	36,223	62,125

Total assets	$3,618,163	$3,622,320

Current portion of debt	$8,042	$28,170
Accounts payable and accrued liabilities	406,351	413,790
Below market sales contracts acquired	150,441	324,407

Total current liabilities	564,834	766,367
Long-term debt, less current maturities	197,951	176,123
Below market sales contracts acquired, noncurrent	156,120	316,707
Other noncurrent liabilities	1,763,764	1,522,942

Total liabilities	2,682,669	2,782,139
Common stock, paid-in capital and retained earnings	1,184,670	952,462
Accumulated other comprehensive loss	(249,176)	(112,281)

Total stockholders’ equity	935,494	840,181

Total liabilities and stockholders’ equity	$3,618,163	$3,622,320

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows
For the Year Ended December 31, 2009 and 2008
(Dollars in thousands)

	Year Ended December 31,
	2009	2008
	(Unaudited)

Cash Flows from Operating Activities
Net Income	$127,243	$142,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	205,339	125,356
Sales contract accretion	(298,572)	(279,402)
Net gain on disposal or exchange of assets	(7,215)	(7,004)
Impairment charge	12,949	—
Changes in working capital and other	(133)	81,748

Net cash provided by operating activities	39,611	63,426

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(78,263)	(121,388)
Additions to advance mining royalties	(16,997)	(11,981)
Investment in joint ventures	—	(16,365)
Proceeds from disposal or exchange of assets	5,513	2,077
Cash acquired in business combination	—	21,015
Acquisitions	—	(9,566)
Proceeds from notes receivable	11,000	—
Other	1,154	(2,457)

Net cash used in investing activities	(77,593)	(138,665)

Cash Flows from Financing Activities
Proceeds from equity offering, net of costs	89,077	—
Short-term debt borrowings (payments)	(23,000)	23,000
Long-term debt payments	(5,905)	(2,684)
Convertible note proceeds	—	200,000
Termination of Magnum debt facility	—	(136,816)
Deferred financing costs	—	(10,906)
Common stock issuance fees	—	(1,468)
Proceeds from employee stock purchases	2,036	1,002

Net cash provided by financing activities	62,208	72,128

Net increase (decrease) in cash and cash equivalents	24,226	(3,111)
Cash and cash equivalents at beginning of period	2,872	5,983

Cash and cash equivalents at end of period	$27,098	$2,872

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income to EBITDA (Unaudited)
For the Three Months and Year Ended December 31, 2009 and 2008 and the Three Months Ended September 30, 2009
(Dollars in thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
Reconciliation of net income to EBITDA	2009	2009	2008

Net income	$10,868	$52,842	$63,360
Depreciation, depletion and amortization	49,590	50,413	43,626
Reclamation and remediation obligation expense	11,848	9,206	7,534
Sales contract accretion, net	(66,056)	(93,988)	(127,663)
Restructuring and impairment charge	20,157	—	—
Interest expense	9,722	10,656	8,152
Interest income	(3,600)	(3,723)	(6,774)

EBITDA	$32,529	$25,406	$(11,765)

	Year Ended December 31,
Reconciliation of net income to EBITDA	2009	2008

Net income	$127,243	$142,728
Depreciation, depletion and amortization	205,339	125,356
Reclamation and remediation obligation expense	35,116	19,260
Sales contract accretion, net	(298,572)	(249,522)
Restructuring and impairment charge	20,157	—
Interest expense	38,108	23,648
Interest income	(16,646)	(17,232)

EBITDA	$110,745	$44,238

EBITDA is defined as net income before deducting interest income and expense, income taxes, reclamation and remediation obligation expense, depreciation, depletion and amortization, net sales contract accretion and restructuring and impairment charge. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.